Exhibit 99.1

Newmont Delivers Solid First Quarter 2021 Results

On track to meet full-year guidance with solid first quarter results; Newmont continues to invest in the Company's future and diverse world-class portfolio

DENVER--(BUSINESS WIRE)--April 29, 2021--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced first quarter 2021 results.

FIRST QUARTER 2021 HIGHLIGHTS

  Produced 1.5 million attributable ounces of gold and 317 thousand attributable gold equivalent ounces from co-products
  Reported gold CAS* of $752 per ounce and AISC* of $1,039 per ounce
  Generated $841 million of cash from continuing operations and $442 million of Free Cash Flow (99 percent attributable to Newmont)*
  Full-year production continues to be back-half weighted, in line with 2021 guidance**
  Declared first quarter dividend of $0.55 per share, consistent with the previous quarter***
  Ended the quarter with $5.5 billion of consolidated cash and $8.5 billion of liquidity with a net debt to adjusted EBITDA* ratio of 0.2x
  Reduced $550 million of debt outstanding with available cash in April 2021
  Executed $3.0B sustainability-linked revolving credit facility, demonstrating Newmont’s unwavering commitment to industry-leading environmental, social and governance (ESG) practices
  First production from Boddington Autonomous Haulage System, delivering safety and productivity improvements; leading the way as the industry's first autonomous haulage fleet
  Announced acquisition of GT Gold,+ located in the prospective Golden Triangle adding profitable copper and gold exposure to Newmont's industry-leading project portfolio
  Continued focus on fatality prevention through global application of critical controls

“In the first quarter we delivered a solid financial performance with $1.5 billion in adjusted EBITDA and $442 million in free cash flow, putting Newmont on track to achieve our full-year guidance with improving production expected in the second half of the year. We remain confident in the strength of our business as we invest in our world-class portfolio, strengthening the balance sheet and sustaining our quarterly dividend of $0.55 per share," said Tom Palmer, President and Chief Executive Officer. "We remain focused on proactively eliminating risks that could lead to a fatality and continue to lead the industry with our safety and sustainability practices. We believe that strong ESG performance is a key indicator of a well-managed business and we continue to hold ourselves accountable to create value and improve lives through sustainable and responsible mining."

- Tom Palmer, President and Chief Executive Officer

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*Non-GAAP metrics; see footnotes at the end of this release.
**See cautionary statement at end of release regarding forward-looking statements.
***See the cautionary statement at the end of this release, including with respect to future dividends.
+The GT Gold transaction is expected to close in the second quarter of 2021, subject to meeting normal closing conditions. See the Company’s news release, dated March 10, 2021, for additional information.

FIRST QUARTER 2021 FINANCIAL AND PRODUCTION SUMMARY

	Q1'21	Q1'20	Q4'20
Attributable gold production (million ounces)	1.46	1.48	1.63
Gold costs applicable to sales (CAS) ($ per ounce)	$752	$781	$739
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,039	$1,030	$1,043
GAAP Net income (US $ millions)	$538	$837	$806
Adjusted net income (US $ millions)	$594	$326	$856
Adjusted EBITDA (US $ millions)	$1,457	$1,118	$1,772
Cash flow from continuing operations (US $ millions)	$841	$939	$1,686
Capital Expenditures (US $ millions)	$399	$328	$398
Free cash flow (US $ millions)	$442	$611	$1,288

Attributable gold production1 was in line compared to the prior year quarter, decreasing 2 percent to 1,455 thousand ounces primarily due to the sale of Red Lake, lower leach pad production and the ramp down of the mill at Yanacocha, lower mill throughput at Nevada Gold Mines, lower ore grade milled at Merian and lower production at Cerro Negro as the site focuses on returning operations to full capacity while managing ongoing Covid-related impacts. These decreases were largely offset by higher ore grade milled at Peñasquito, Musselwhite, Boddington and Akyem.

Gold CAS2 improved 7 percent to $1,065 million from the prior year quarter primarily due to lower ounces sold. Gold CAS per ounce improved 4 percent to $752 per ounce primarily due to higher by-product credits from higher realized metal prices and lower stockpile and leach-pad inventory adjustments, partially offset by higher gold price-driven royalties and lower ounces sold.

Gold AISC3 remained flat compared to the prior year quarter at $1,039 per ounce as higher sustaining capital spend and higher advanced projects spend were largely offset by lower CAS per ounce.

Attributable gold equivalent ounce (GEO) production from other metals decreased 6 percent to 317 thousand ounces primarily due to lower ore grade milled at Peñasquito, partially offset by higher grade and throughput at Boddington.

CAS from other metals totaled $182 million for the quarter. CAS per GEO2 improved 8 percent to $555 per ounce from the prior year quarter primarily due to a lower allocation of costs to other metals and higher sales at Peñasquito, partially offset by unfavorable foreign currency impacts from the strengthening of the Australian dollar and higher copper price-driven royalties at Boddington. AISC per GEO3 improved 5 percent to $819 per ounce primarily due to lower CAS from other metals, partially offset by higher sustaining capital spend.

Net income from continuing operations attributable to Newmont stockholders was $538 million or $0.67 per diluted share, a decrease of $299 million from the prior year quarter primarily due to the recognized gains on the sales of Kalgoorlie, Red Lake and investment holdings in Continental Gold, Inc. (Continental) in the prior year, higher income tax expense and lower sales volumes in the current year. These decreases were partially offset by higher average realized prices in the current year, the impairment charge of TMAC Resources, Inc. (TMAC) in the prior year and charges from debt extinguishment in the prior year.

Adjusted net income4 was $594 million or $0.74 per diluted share, compared to $326 million or $0.40 per diluted share in the prior year quarter. Primary adjustments to first quarter net income include changes in the fair value of investments, gains on asset and investment sales, reclamation and remediation charges and valuation allowance and other tax adjustments.

Adjusted EBITDA5 improved 30 percent to $1,457 million for the quarter, compared to $1,118 million for the prior year quarter.

Revenue increased 11 percent from the prior year quarter to $2,872 million primarily due to higher average realized metal prices, partially offset by lower sales volumes.

Average realized price6 for gold was $1,751, an increase of $160 per ounce over the prior year quarter. Average realized gold price includes $1,780 per ounce of gross price received, the unfavorable impact of $20 per ounce mark-to-market on provisionally-priced sales and reductions of $9 per ounce for treatment and refining charges.

Capital expenditures7 increased 22 percent from the prior year quarter to $399 million primarily due to higher sustaining capital spend from Boddington Autonomous Haulage and higher development capital spend. Development capital expenditures in 2021 primarily include advancing Tanami Expansion 2, Yanacocha Sulfides, Cerro Negro expansion projects, Ahafo North, the Subika Mining Method Change, Quecher Main and projects associated with the Company’s ownership interest in Nevada Gold Mines.

Consolidated operating cash flow from continuing operations decreased 10 percent from the prior year quarter to $841 million primarily due to higher tax payments and other net unfavorable working capital movements , partially offset by higher average realized metal prices. Free Cash Flow8 also decreased to $442 million primarily due to lower operating cash flow and higher capital expenditures as described above.

Balance sheet ended the quarter with $5.5 billion of consolidated cash and approximately $8.5 billion of liquidity; reported net debt to adjusted EBITDA of 0.2x9.

Nevada Gold Mines (NGM) attributable gold production was 303 thousand ounces with CAS of $745 per ounce and AISC of $868 per ounce for the first quarter. EBITDA10 for NGM was $294 million.

Pueblo Viejo (PV) attributable gold production was 91 thousand ounces for the quarter. Pueblo Viejo EBITDA10 was $117 million and cash distributions received for the Company's equity method investment totaled $38 million in the first quarter.

COVID-19 UPDATE

Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals. The Company incurred incremental Covid specific costs of $22 million during the quarter for activities such as additional health and safety procedures, increased transportation and community fund contributions. During the second quarter of 2020, the Newmont Global Community Support Fund was established to help host communities, governments and employees combat the Covid pandemic. Amounts distributed from this fund were $1 million during the quarter and have been adjusted from certain non-GAAP metrics. The remaining $21 million is not adjusted from our non-GAAP metrics.

We have mobilized a Covid vaccine working group with representatives from across the globe. Newmont views vaccination as critical in the fight against Covid-19 and actively encourages our workforce to get vaccinated as they become eligible. We are working to support authorities, through our Global Community Support Fund, to improve the availability and deployment of vaccines to our workforce and host communities.

PROJECTS UPDATE

Newmont’s capital-efficient project pipeline supports improving production, lowering costs and extending mine life. Funding for the current development capital project Tanami Expansion 2 has been approved and the project is in execution stage. The Company has included the Ahafo North and Yanacocha Sulfides projects in its long-term outlook as the projects are scheduled to be approved for full funding in 2021. Additional sustaining and development projects, not listed below, represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer with potential to extend mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to achieve 3.5 million tonnes per year of production and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $850 million and $950 million with a commercial production date in the first half of 2024.

  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. An investment decision is expected in July 2021 and the project is expected to add 300,000 ounces per year with all-in sustaining costs between $600 to $700 per ounce for the first five full years of production (2024-2028), with estimated capital costs of between $700 and $800 million. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.5 million ounces of Reserves and more than 1 million ounces of Measured and Indicated and Inferred Resource11 and significant upside potential to extend beyond Ahafo North’s current 13-year mine life.
  Yanacocha Sulfides (South America)12 will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to process gold, copper and silver feedstock. The project is expected to add 500,000 gold equivalent ounces per year with all-in sustaining costs between $700 to $800 per ounce for the first five full years of production (2026-2030). An investment decision is expected in the second half of 2021 with a three year development period and estimated capital costs of approximately $2 billion. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades.

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1 Attributable gold production for the first quarter 2021 includes 91 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%).
2 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
6 Non-GAAP measure. See end of this release for reconciliation to Sales.
7 Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.
8 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
9 Non-GAAP measure. See end of this release for reconciliation.
10 Non-GAAP measure. See end of this release for reconciliation.
11 See note to U.S. Investors at the end of this release; such resource estimate for Ahafo North is comprised of 610,000 ounces of Measured and Indicated Resource and 410,000 ounces of Inferred Resource as at December 31, 2020.
12 Consolidated basis.

OUTLOOK

Newmont’s outlook reflects increasing gold production and ongoing investment in its operating assets and most promising growth prospects. The Company has included Ahafo North and Yanacocha Sulfides in its outlook as the development projects are expected to reach execution stage in 2021. Additional development projects that have not reached execution stage represent upside to guidance. All production, cost and capital figures assume a $1,200/oz gold price.

Newmont’s 2021 and longer-term outlook assumes operations continue without major Covid-related interruptions. If at any point the Company determines that continuing operations poses an increased risk to our workforce or host communities, it will reduce operational activities up to, and including, care and maintenance and management of critical environmental systems. Please see cautionary statement in the end notes for additional information.

For a more detailed discussion, see the Company’s 2021 and Longer-Term Outlook released on December 8, 2020, available on www.newmont.com.

Five Year Cost and Production Outlook (+/- 5%)

Guidance metric	2021E	2022E	2023E	2024E	2025E
Gold Production* (Moz)	6.5	6.2 - 6.7	6.2 - 6.7	6.5 - 7.0	6.5 - 7.0
Other Metal Production** (Mozs)	1.3	1.2 - 1.4	1.4 - 1.6	1.4 - 1.6	1.4 - 1.6
Total GEO Production (Mozs)	7.8	7.5 - 8.0	7.7 - 8.2	8.0 - 8.5	8.0 - 8.5
CAS*** ($/oz)	$750	$650 - $750	$625 - $725	$600 - $700	$600 - $700
All-in Sustaining Costs*** ($/oz)	$970	$850 - $950	$825 - $925	$800 - $900	$800 - $900
Sustaining Capital* ($M)	$950	$900 - $1,100	$900 - $1,100	$900 - $1,100	$900 - $1,100
Development Capital* ($M)	$850	$1,000 - $1,200	$900 - $1,100	$200 - $400	$100 - $300
Total Capital* ($M)	$1,800	$2,000 - $2,200	$1,900 - $2,100	$1,200 - $1,400	$1,100 - $1,300

*Attributable basis; **Attributable co-product gold equivalent ounces; includes copper, zinc, silver and lead; ***Consolidated basis for gold

2021 Regional Outlooka

2021 Outlook (+/-5%)	Consolidated Production (Koz, GEOs Koz)	Attributable Production (Koz, GEOs Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Consolidated Sustaining Capital Expenditures ($M)	Consolidated Development Capital Expenditures ($M)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)
North America	1,760	1,760	730	915	300	25	300	25
South America	1,000	1,075	850	1,035	125	200	100	150
Australia	1,330	1,330	650	860	235	400	235	400
Africa	915	915	715	900	115	160	115	160
Nevada Gold Mines[c]	1,370	1,370	760	960	210	130	210	130
Total Gold	6,400	6,500[d]	750	970	1,000[e]	900	950[e]	850

Total Co-products[f]	1,300	1,300	600	880
2021 Consolidated Expense Outlook ($M) (+/-5%)
General & Administrative	260
Interest Expense	275
Depreciation and Amortization	2,500
Exploration & Advanced Projects	390
Adjusted Tax Rate [g,h]	34%-38%
Federal Tax Rate [h]	27%-30%
Mining Tax Rate [h]	6%-9%

a 2021 regional outlook projections used in this presentation are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of December 8, 2020. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2021 Outlook assumes $1,200/oz Au, $22/oz Ag, $2.75/lb Cu, $1.05/lb Zn, $0.90/lb Pb, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $50/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Ahafo North and Yanacocha Sulfides which are included in Outlook as the development projects are expected to reach execution stage in 2021. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.
b All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2021 CAS outlook.
c Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM. Production, CAS and AISC for the Company's 38.5% ownership interest in NGM as provided by Barrick Gold Corporation based on a $1,200/oz gold price assumption.
d Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo with ~325Koz in 2021; does not include the Company’s other equity investments. Attributable gold production outlook represents the Company's 51.35% interest for Yanacocha and a 75% interest for Merian.
e Total sustaining capital includes ~$20 million of corporate and other spend.
f Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22/oz.), Lead ($0.90/lb.), and Zinc ($1.05/lb.) pricing.
g The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
h Assuming average prices of $1,500 per ounce for gold, $22 per ounce for silver, $2.75 per pound for copper, $0.90 per pound for lead, and $1.05 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2021 will be between 34%-38%.

	Three Months Ended March 31,
Operating Results	2021	2020	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,361	1,369	(1)%
Attributable gold equivalent ounces sold	327	319	3%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,751	$1,591	10%
Average realized copper price	$4.20	$1.56	169%
Average realized silver price	$19.73	$14.13	40%
Average realized lead price	$0.88	$0.64	38%
Average realized zinc price	$1.06	$0.62	71%

Attributable Production (koz)
North America	413	376	10%
South America	174	235	(26)%
Australia	269	258	4%
Africa	205	186	10%
Nevada	303	329	(8)%
Total Gold (excluding equity method investments)	1,364	1,384	(1)%
Pueblo Viejo (40%) (2)	91	95	(4)%
Total Gold	1,455	1,479	(2)%

North America	285	310	(8)%
Australia	32	29	10%
Total Gold Equivalent Ounces	317	339	(6)%

CAS Consolidated ($/oz, $/GEO)
North America	$736	$863	(15)%
South America	$791	$806	(2)%
Australia	$750	$730	3%
Africa	$758	$737	3%
Nevada	$745	$733	2%
Total Gold	$752	$781	(4)%
Total Gold (by-product)	$605	$734	(18)%

North America	$518	$580	(11)%
Australia	$935	$813	15%
Total Gold Equivalent Ounces	$555	$602	(8)%

AISC Consolidated ($/oz, $/GEO)
North America	$957	$1,067	(10)%
South America	$1,063	$997	7%
Australia	$1,104	$949	16%
Africa	$950	$930	2%
Nevada	$868	$927	(6)%
Total Gold	$1,039	$1,030	1%
Total Gold (by-product)	$953	$1,040	(8)%

North America	$763	$841	(9)%
Australia	$1,404	$1,035	36%
Total Gold Equivalent Ounces	$819	$860	(5)%
(1)	Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2)

Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended March 31,
	2021	2020

Sales	$2,872	$2,581

Costs and expenses
Costs applicable to sales (1)	1,247	1,332
Depreciation and amortization	553	565
Reclamation and remediation	46	38
Exploration	35	44
Advanced projects, research and development	31	27
General and administrative	65	65
Other expense, net	39	53
	2,016	2,124
Other income (expense):
Gain on asset and investment sales, net	43	593
Other income, net	(82)	(189)
Interest expense, net of capitalized interest	(74)	(82)
	(113)	322
Income (loss) before income and mining tax and other items	743	779
Income and mining tax benefit (expense)	(235)	23
Equity income (loss) of affiliates	50	37
Net income (loss) from continuing operations	558	839
Net income (loss) from discontinued operations	21	(15)
Net income (loss)	579	824
Net loss (income) attributable to noncontrolling interests	(20)	(2)
Net income (loss) attributable to Newmont stockholders	$559	$822

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$538	$837
Discontinued operations	21	(15)
	$559	$822
Net income (loss) per common share
Basic:
Continuing operations	$0.67	$1.04
Discontinued operations	0.03	(0.02)
	$0.70	$1.02
Diluted:
Continuing operations	$0.67	$1.04
Discontinued operations	0.03	(0.02)
	$0.70	$1.02
(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net income (loss)	$579	$824
Adjustments:
Depreciation and amortization	553	565
Gain on asset and investment sales, net	(43)	(593)
Net loss (income) from discontinued operations	(21)	15
Change in fair value of investments	110	93
Reclamation and remediation	43	35
Deferred income taxes	(25)	(118)
Stock-based compensation	17	21
Impairment of investments	—	93
Charges from debt extinguishment	—	74
Other non-cash adjustments	(47)	(97)
Net change in operating assets and liabilities	(325)	27
Net cash provided by (used in) operating activities of continuing operations	841	939
Net cash provided by (used in) operating activities of discontinued operations	—	(3)
Net cash provided by (used in) operating activities	841	936

Investing activities:
Additions to property, plant and mine development	(399)	(328)
Proceeds from sales of investments	62	264
Contributions to equity method investees	(27)	(5)
Return of investment from equity method investees	18	43
Purchases of investments	(4)	(12)
Proceeds from sales of mining operations and other assets, net	1	1,121
Other	(1)	40
Net cash provided by (used in) investing activities	(350)	1,123

Financing activities:
Dividends paid to common stockholders	(441)	(112)
Distributions to noncontrolling interests	(54)	(46)
Funding from noncontrolling interests	30	28
Payments for withholding of employee taxes related to stock-based compensation	(28)	(36)
Payments on lease and other financing obligations	(18)	(16)
Repayment of debt	—	(1,070)
Proceeds from issuance of debt, net	—	985
Repurchases of common stock	—	(321)
Other	—	2
Net cash provided by (used in) financing activities	(511)	(586)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(4)
Net change in cash, cash equivalents and restricted cash	(22)	1,469
Cash, cash equivalents and restricted cash at beginning of period	5,648	2,349
Cash, cash equivalents and restricted cash at end of period	$5,626	$3,818

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended March 31,
	2021	2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$5,518	$3,709
Restricted cash included in Other current assets	2	2
Restricted cash included in Other non-current assets	106	107
Total cash, cash equivalents and restricted cash	$5,626	$3,818
NEWMONT CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At March 31, 2021	At December 31, 2020
ASSETS
Cash and cash equivalents	$5,518	$5,540
Trade receivables	263	449
Investments	240	290
Inventories	971	963
Stockpiles and ore on leach pads	890	827
Other current assets	482	436
Current assets	8,364	8,505
Property, plant and mine development, net	24,081	24,281
Investments	3,165	3,197
Stockpiles and ore on leach pads	1,746	1,705
Deferred income tax assets	332	337
Goodwill	2,771	2,771
Other non-current assets	604	573
Total assets	$41,063	$41,369

LIABILITIES
Accounts payable	$446	$493
Employee-related benefits	262	380
Income and mining taxes payable	454	657
Lease and other financing obligations	109	106
Debt	1,042	551
Other current liabilities	1,167	1,182
Current liabilities	3,480	3,369
Debt	4,988	5,480
Lease and other financing obligations	575	565
Reclamation and remediation liabilities	3,841	3,818
Deferred income tax liabilities	2,039	2,073
Employee-related benefits	504	493
Silver streaming agreement	958	993
Other non-current liabilities	686	699
Total liabilities	17,071	17,490

Contingently redeemable noncontrolling interest	34	34

EQUITY
Common stock	1,289	1,287
Treasury stock	(196)	(168)
Additional paid-in capital	18,119	18,103
Accumulated other comprehensive income (loss)	(205)	(216)
Retained earnings	4,120	4,002
Newmont stockholders' equity	23,127	23,008
Noncontrolling interests	831	837
Total equity	23,958	23,845
Total liabilities and equity	$41,063	$41,369

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended March 31, 2021
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$559	$0.70	$0.70
Net loss (income) attributable to Newmont stockholders from discontinued operations	(21)	(0.03)	(0.03)
Net income (loss) attributable to Newmont stockholders from continuing operations	538	0.67	0.67
Change in fair value of investments (2)	110	0.14	0.14
(Gain) loss on asset and investment sales (3)	(43)	(0.05)	(0.05)
Reclamation and remediation charges (4)	10	0.01	0.01
Restructuring and severance, net (5)	4	—	—
Settlement costs (6)	3	—	—
COVID-19 specific costs (7)	1	—	—
Impairment of long-lived and other assets (8)	1	—	—
Tax effect of adjustments (9)	(19)	(0.02)	(0.02)
Valuation allowance and other tax adjustments, net (10)	(11)	(0.01)	(0.01)
Adjusted net income (loss)	$594	$0.74	$0.74

Weighted average common shares (millions): (11)		801	802
(1)	Per share measures may not recalculate due to rounding.
(2)	Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments.
(3)	(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a gain on the sale of TMAC.
(4)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.

(5)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(1).

(6)	Settlement costs, included in Other expense, net, primarily represents certain costs associated with legal and other settlements.
(7)

COVID-19 specific costs, included in Other expense, net, primarily includes amounts distributed from the Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $21 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites.

(8)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use.
(9)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the applicable regional tax rate.

(10)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due to a net increase or (decrease) to capital losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $21, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(28), and other tax adjustments of $(2). Total amount is presented net of income (loss) attributable to noncontrolling interests of $(2).

(11)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

	Three Months Ended March 31, 2020
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$822	$1.02	$1.02
Net loss (income) attributable to Newmont stockholders from discontinued operations	15	0.02	0.02
Net income (loss) attributable to Newmont stockholders from continuing operations	837	1.04	1.04
(Gain) loss on asset and investment sales (2)	(593)	(0.73)	(0.73)
Change in fair value of investments (3)	93	0.11	0.11
Impairment of investments (4)	93	0.11	0.11
Loss on debt extinguishment (5)	74	0.09	0.09
Goldcorp transaction and integration costs (6)	16	0.02	0.02
Settlement costs (7)	6	—	—
COVID-19 specific costs (8)	2	—	—
Restructuring and severance (9)	1	—	—
Tax effect of adjustments (10)	93	0.13	0.13
Valuation allowance and other tax adjustments, net (11)	(296)	(0.37)	(0.37)
Adjusted net income (loss) (12)	$326	$0.40	$0.40

Weighted average common shares (millions): (13)		807	809
(1)	Per share measures may not recalculate due to rounding.
(2)	(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains on the sale of Kalgoorlie and Continental.
(3)	Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments.
(4)	Impairment of investments, included in Other income, net, represents the other-than-temporary impairment of the TMAC investment.
(5)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes.
(6)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents incremental direct costs incurred related to the Newmont Goldcorp transaction.
(7)	Settlement costs, included in Other expense, net, primarily represents certain costs associated with legal and other settlements.
(8)	COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic.
(9)	Restructuring and severance, included in Other expense, net, primarily represents certain costs associated with severance and legal costs.
(10)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (9), as described above, and are calculated using the applicable regional tax rate.

(11)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due to a net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(109), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(179), reductions to the reserve for uncertain tax positions of $(24) and other tax adjustments of $31. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(15).

(12)

Adjusted net income (loss) has not been adjusted for $18 of cash and $6 of non-cash care and maintenance costs, included in Other expense, net and Depreciation and amortization, respectively, which primarily represent costs associated with our Musselwhite, Éléonore, Yanacocha and Cerro Negro mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during the period ended March 31, 2020. Amounts are presented net of income (loss) attributable to noncontrolling interests of $2 and $1, respectively.

(13)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended March 31,
	2021	2020
Net income (loss) attributable to Newmont stockholders	$559	$822
Net income (loss) attributable to noncontrolling interests	20	2
Net loss (Income) from discontinued operations	(21)	15
Equity loss (income) of affiliates	(50)	(37)
Income and mining tax expense (benefit)	235	(23)
Depreciation and amortization	553	565
Interest expense, net	74	82
EBITDA	$1,370	$1,426
Adjustments:
Change in fair value of investments (1)	$110	$93
(Gain) loss on asset and investment sales (2)	(43)	(593)
Reclamation and remediation charges (3)	10	—
Restructuring and severance (4)	5	1
Settlement costs (5)	3	6
COVID-19 specific costs (6)	1	2
Impairment of long-lived and other assets (7)	1	—
Impairment of investments (8)	—	93
Loss on debt extinguishment (9)	—	74
Goldcorp transaction and integration costs (10)	—	16
Adjusted EBITDA (11)	$1,457	$1,118
(1)	Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments.
(2)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a gain on the sale of TMAC in 2021 and gains on the sale of Kalgoorlie and Continental in 2020.

(3)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.

(4)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(5)	Settlement costs, included in Other expense, net, primarily represents certain costs associated with legal and other settlements.
(6)

COVID-19 specific costs, included in Other expense, net, primarily includes amounts distributed from the Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic. For the period ended March 31, 2021, Adjusted EBITDA has not been adjusted for $21 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites.

(7)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use.
(8)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment recorded in 2020.
(9)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during 2020.
(10)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents subsequent integration costs incurred during 2020 related to the Newmont Goldcorp transaction.
(11)

Adjusted EBITDA has not been adjusted for $— and $20 during the periods ended March 31, 2021 and March 31, 2020, respectively, of cash care and maintenance costs, included in Other expense, net, which primarily represent costs incurred associated with our Musselwhite, Éléonore, Yanacocha and Cerro Negro mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic.

Additionally, the Company uses Pueblo Viejo EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in the Pueblo Viejo mine. Pueblo Viejo EBITDA does not represent, and should not be considered an alternative to, Equity income (loss) of affiliates, as defined by GAAP, and does not necessarily indicate whether cash distributions from Pueblo Viejo will match Pueblo Viejo EBITDA or earnings from affiliates. Although the Company has the ability to exert significant influence, it does not have direct control over the operations or resulting revenues and expenses, nor does it proportionately consolidate its investment in Pueblo Viejo. The Company believes that Pueblo Viejo EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in Pueblo Viejo, in the same manner as management and the Board of Directors. Equity income (loss) of affiliates is reconciled to Pueblo Viejo EBITDA as follows:

	Three Months Ended March 31,
	2021	2020

Equity income (loss) of affiliates	$50	$37
Equity (income) loss of affiliates, excluding Pueblo Viejo (1)	—	11
Equity income (loss) of affiliates, Pueblo Viejo (1)	50	48
Reconciliation of Pueblo Viejo on attributable basis:
Income and mining tax expense (benefit), Pueblo Viejo	47	37
Depreciation and amortization, Pueblo Viejo	20	16
Pueblo Viejo EBITDA	$117	$101
(1)	See Note 10 to the Condensed Consolidated Financial Statements.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended March 31,
	2021	2020
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$167	$133
Depreciation and amortization, NGM (1)	127	131
NGM EBITDA	$294	$264
(1)	See Note 3 to the Condensed Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31,
	2021	2020
Net cash provided by (used in) operating activities	$841	$936
Less: Net cash used in (provided by) operating activities of discontinued operations	—	3
Net cash provided by (used in) operating activities of continuing operations	841	939
Less: Additions to property, plant and mine development	(399)	(328)
Free Cash Flow	$442	$611

Net cash provided by (used in) investing activities (1)	$(350)	$1,123
Net cash provided by (used in) financing activities	$(511)	$(586)
(1)	Net cash provided by (used in) investing activities includes Additions to property plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$841	$(20)	$821	$936	$(53)	$883
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—	3	—	3
Net cash provided by (used in) operating activities of continuing operations	841	(20)	821	939	(53)	886
Less: Additions to property, plant and mine development (2)	(399)	16	(383)	(328)	12	(316)
Free Cash Flow	$442	$(4)	$438	$611	$(41)	$570

Net cash provided by (used in) investing activities (3)	$(350)			$1,123
Net cash provided by (used in) financing activities	$(511)			$(586)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months ended March 31, 2021, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $28 and $11, respectively, on a cash basis. For the three months ended March 31, 2020, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $21 and $9, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended March 31,
	2021	2020
Costs applicable to sales (1)(2)	$1,065	$1,140
Gold sold (thousand ounces)	1,417	1,460
Costs applicable to sales per ounce (3)	$752	$781
(1)	Includes by-product credits of $55 and $24 during the three months ended March 31, 2021 and 2020, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended March 31,
	2021	2020
Costs applicable to sales (1)(2)	$182	$192
Gold equivalent ounces - other metals (thousand ounces) (3)	327	319
Costs applicable to sales per ounce (4)	$555	$602
(1)	Includes by-product credits of $1 and $— during the three months ended March 31, 2021 and 2020, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

(4)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended March 31,
	2021	2020
Cost applicable to sales, NGM (1)(2)	$227	$243
Gold sold (thousand ounces), NGM	305	332
Costs applicable to sales per ounce, NGM (3)	$745	$733
(1)	See Note 3 to the Condensed Consolidated Financial Statements
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the All-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Peñasquito and Boddington mines. The other metals CAS at those mine sites is disclosed in Note 3 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Peñasquito and Boddington mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines.

Three Months Ended March 31, 2021	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$61	$2	$—	$—	$—	$—	$9	$72	56	$1,286
Musselwhite	39	—	2	—	—	—	9	50	39	1,305
Porcupine	66	1	4	—	—	—	9	80	74	1,104
Éléonore	53	1	1	—	2	—	18	75	61	1,226
Peñasquito	89	2	1	—	3	10	16	121	190	632
Other North America	—	—	1	2	—	—	—	3	—	—
North America	308	6	9	2	5	10	61	401	420	957

Yanacocha	50	12	2	—	8	—	2	74	61	1,215
Merian	81	1	—	—	1	—	10	93	108	864
Cerro Negro	40	1	1	—	6	—	11	59	47	1,263
Other South America	—	—	—	2	1	—	—	3	—	—
South America	171	14	3	2	16	—	23	229	216	1,063

Boddington	131	3	2	—	—	3	56	195	146	1,330
Tanami	70	—	1	—	1	—	25	97	122	796
Other Australia	—	—	—	3	—	—	1	4	—	—
Australia	201	3	3	3	1	3	82	296	268	1,104

Ahafo	92	2	2	—	1	—	17	114	104	1,094
Akyem	66	8	—	—	—	—	8	82	104	788
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	158	10	2	2	1	—	25	198	208	950

Nevada Gold Mines	227	2	2	3	—	—	31	265	305	868
Nevada	227	2	2	3	—	—	31	265	305	868

Corporate and Other	—	—	25	53	2	—	3	83	—	—
Total Gold	$1,065	$35	$44	$65	$25	$13	$225	$1,472	1,417	$1,039

Gold equivalent ounces - other metals (11)
Peñasquito	$155	$2	$—	$—	$4	$43	$23	$227	298	$763
Boddington	27	1	—	—	—	1	12	41	29	1,404
Total Gold Equivalent Ounces	$182	$3	$—	$—	$4	$44	$35	$268	327	$819

Consolidated	$1,247	$38	$44	$65	$29	$57	$260	$1,740
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $56 and excludes co-product revenues of $390.
(3)	Includes stockpile and leach pad inventory adjustments of $4 at CC&V and $10 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $18, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $13 and $13, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $2 at CC&V, $1 at Porcupine, $1 at Éléonore, $1 at Yanacocha, $1 at Merian, $6 at Other South America, $2 at Tanami, $2 at Other Australia, $1 at Ahafo, $1 at Akyem and $4 at NGM, totaling $22 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $7 for North America, $12 for South America, $1 for Australia and $1 for Africa, totaling $21.

(7)

Other expense, net is adjusted for restructuring and severance costs of $5, settlement costs of $3, distributions from the Newmont Global Community Support Fund of $1 and impairment of long-lived and other assets of $1.

(8)

Includes sustaining capital expenditures of $73 for North America, $23 for South America, $88 for Australia, $25 for Africa, $31 for Nevada, and $3 for Corporate and Other, totaling $243 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $156. The following are major development projects: Pamour, Yanacocha Sulfides, Quecher Main, Cerro Negro expansion projects, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex and Turquoise Ridge 3rd shaft.

(9)	Includes finance lease payments for sustaining projects of $17.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Three Months Ended March 31, 2020	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs per oz. (10)
Gold
CC&V	$60	$1	$1	$—	$—	$—	$6	$68	65	$1,043
Red Lake	45	—	1	—	—	—	4	50	42	1,182
Musselwhite	25	1	2	—	3	—	7	38	15	2,602
Porcupine	55	1	—	—	—	—	7	63	73	881
Éléonore	61	—	2	—	6	—	14	83	67	1,248
Peñasquito	64	1	—	—	—	2	9	76	97	769
Other North America	—	—	2	3	—	—	—	5	—	—
North America	310	4	8	3	9	2	47	383	359	1,067

Yanacocha	127	17	3	—	4	—	4	155	119	1,309
Merian	81	1	1	—	—	—	9	92	130	707
Cerro Negro	51	1	3	—	7	—	10	72	73	985
Other South America	—	—	—	2	—	—	—	2	—	—
South America	259	19	7	2	11	—	23	321	322	997

Boddington	131	3	1	—	—	3	25	163	148	1,094
Tanami	65	—	2	—	—	—	20	87	120	728
Other Australia	—	—	—	4	—	—	—	4	—	—
Australia	196	3	3	4	—	3	45	254	268	949

Ahafo	81	2	—	—	1	—	17	101	96	1,055
Akyem	51	7	—	—	—	—	6	64	83	766
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	132	9	—	2	1	—	23	167	179	930

Nevada Gold Mines	243	3	6	3	5	2	46	308	332	927
Nevada	243	3	6	3	5	2	46	308	332	927

Corporate and Other	—	—	12	51	2	—	6	71	—	—
Total Gold	$1,140	$38	$36	$65	$28	$7	$190	$1,504	1,460	$1,030

Gold equivalent ounces - other metals (11)
Peñasquito	$167	$2	$1	$—	$—	$46	$26	$242	288	$841
Boddington	25	—	—	—	—	2	5	32	31	1,035
Total Gold Equivalent Ounces	$192	$2	$1	$—	$—	$48	$31	$274	319	$860

Consolidated	$1,332	$40	$37	$65	$28	$55	$221	$1,778
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $24 and excludes co-product revenues of $260.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha and $6 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $23 and $17, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $13 and $2, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $1 at Porcupine, $1 at Peñasquito, $1 at Yanacocha, $1 at Merian, $4 at Cerro Negro, $8 at Other South America, $2 at Tanami, $2 at Other Australia, $5 at Ahafo, $2 at Akyem, $2 at Other Africa, $1 at NGM and $3 at Corporate and Other, totaling $34 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes $3, $6, $4 and $7 of cash care and maintenance costs associated with our Musselwhite, Éléonore, Yanacocha and Cerro Negro sites, respectively, temporarily being placed into care and maintenance in response to the COVID-19 global pandemic, during the period March 31, 2020 that we would have continued to incur if the sites were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for Goldcorp transaction and integration costs of $16, settlement costs of $6, incremental costs of responding to the COVID-19 pandemic of $2 and restructuring and severance costs of $1.

(8)

Includes sustaining capital expenditures of $61 for North America, $23 for South America, $47 for Australia, $23 for Africa, $46 for Nevada and $6 for Corporate and Other, totaling $206 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $122. The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Goldrush Complex, Turquoise Ridge joint venture 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $15.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

A reconciliation of the 2021 Gold AISC outlook to the 2021 Gold CAS outlook, 2021 Co-product AISC outlook to the 2021 Co-product CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2021 Outlook - Gold (7)(8)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (1)(2)	$4,750
Reclamation Costs (3)	150
Advanced Projects and Exploration (4)	150
General and Administrative (5)	230
Other Expense	20
Treatment and Refining Costs	50
Sustaining Capital (6)	870
Sustaining Finance Lease Payments	30
All-in Sustaining Costs	$6,250
Ounces (000) Sold (9)	6,400
All-in Sustaining Costs per Oz	$970
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2021 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

2021 Outlook - Co-Product (7)(8)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (1)(2)	$790
Reclamation Costs (3)	10
Advanced Projects and Exploration (4)	10
General and Administrative (5)	30
Other Expense	—
Treatment and Refining Costs	160
Sustaining Capital (6)	130
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	$1,150
Co-Product GEO (000) Sold (9)	1,300
All-in Sustaining Costs per Co Product GEO	$880
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2021 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Net income (loss) attributable to Newmont stockholders	$559	$824	$839	$344
Net income (loss) attributable to noncontrolling interests	20	(60)	17	3
Net loss (income) from discontinued operations	(21)	(18)	(228)	68
Equity loss (income) of affiliates	(50)	(70)	(53)	(29)
Income and mining tax expense (benefit)	235	258	305	164
Depreciation and amortization	553	615	592	528
Interest expense, net	74	73	75	78
EBITDA	1,370	1,622	1,547	1,156
EBITDA Adjustments:
Change in fair value of investments	110	(61)	(57)	(227)
Loss (gain) on asset and investment sales	(43)	(84)	(1)	1
Reclamation and remediation charges	10	213	—	—
Restructuring and severance	5	6	9	2
Settlement costs	3	24	26	2
COVID-19 specific costs	1	25	32	33
Impairment of long-lived and other assets	1	20	24	5
Pension settlements and curtailments	—	7	83	2
Goldcorp transaction and integration costs	—	—	—	7
Loss on debt extinguishment	—	—	—	3
Adjusted EBITDA	1,457	1,772	1,663	984
12 month trailing Adjusted EBITDA	$5,876

Total Debt	$6,030
Lease and other financing obligations	684
Less: Cash and cash equivalents	5,518
Total net debt	$1,196

Net debt to adjusted EBITDA	0.2

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended March 31,
	2021	2020
Consolidated gold sales, net	$2,482	$2,321
Consolidated copper sales, net	52	21
Consolidated silver sales, net	168	123
Consolidated lead sales, net	44	39
Consolidated zinc sales, net	126	77
Total sales	$2,872	$2,581
	Three Months Ended March 31, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,523	$48	$163	$59	$151
Provisional pricing mark-to-market	(28)	5	—	(13)	—
Silver streaming amortization	—	—	21	—	—
Gross after provisional pricing and streaming impact	2,495	53	184	46	151
Treatment and refining charges	(13)	(1)	(16)	(2)	(25)
Net	$2,482	$52	$168	$44	$126
Consolidated ounces (thousands)/ pounds (millions) sold	1,417	12	8,531	50	119
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,780	$3.94	$19.15	$1.18	$1.27
Provisional pricing mark-to-market	(20)	0.36	0.05	(0.27)	—
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,760	4.30	21.64	0.91	1.27
Treatment and refining charges	(9)	(0.10)	(1.91)	(0.03)	(0.21)
Net	$1,751	$4.20	$19.73	$0.88	$1.06
(1)	Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended March 31, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,316	$34	$118	$50	$120
Provisional pricing mark-to-market	12	(11)	(9)	(2)	(13)
Silver streaming amortization	—	—	21	—	—
Gross after provisional pricing and streaming impact	2,328	23	130	48	107
Treatment and refining charges	(7)	(2)	(7)	(9)	(30)
Net	$2,321	$21	$123	$39	$77
Consolidated ounces (thousands)/ pounds (millions) sold	1,460	13	8,678	60	124
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,587	$2.48	$13.59	$0.83	$0.97
Provisional pricing mark-to-market	9	(0.81)	(1.00)	(0.03)	(0.11)
Silver streaming amortization	—	—	2.39	—	—
Gross after provisional pricing and streaming impact	1,596	1.67	14.98	0.80	0.86
Treatment and refining charges	(5)	(0.11)	(0.85)	(0.16)	(0.24)
Net	$1,591	$1.56	$14.13	$0.64	$0.62
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended March 31,
	2021	2020
Consolidated gold sales, net	$2,482	$2,321
Consolidated other metal sales, net	390	260
Sales	$2,872	$2,581

Costs applicable to sales	$1,247	$1,332
Less: Consolidated other metal sales, net	(390)	(260)
By-Product costs applicable to sales	$857	$1,072
Gold sold (thousand ounces)	1,417	1,460
Total Gold CAS per ounce (by-product) (1)	$605	$734

Total AISC	$1,740	$1,778
Less: Consolidated other metal sales, net	(390)	(260)
By-Product AISC	$1,350	$1,518
Gold sold (thousand ounces)	1,417	1,460
Total Gold AISC per ounce (by-product) (1)	$953	$1,040
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, April 29, 2021 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10153505

Webcast Details
Title: Newmont First Quarter 2021 Earnings Conference Call
URL: https://event.on24.com/wcc/r/3079740/2D57F80FC3C94212FDC3597AE9AFB06C

The first quarter 2021 results will be available before the market opens on Thursday, April 29, 2021 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) estimates of future cost reductions, full potential savings, value creation, improvements, synergies and efficiencies; (v) expectations regarding the Tanami Expansion 2, Ahafo North and Yanacocha Sulfides projects, as well as the development, growth and exploration potential of the Company’s other operations, projects and investments, including, without limitation, returns, IRR, schedule, approval and decision dates, mine life and mine life extensions, commercial start, first production, average production, average costs, impacts of improvement or expansion projects and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow, and returns to stockholders, including with respect to future dividends and future share repurchases; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; and (xi) expectations regarding the impact of the Covid-19 pandemic and vaccine. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of Covid-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), the impact of additional waves or variations of Covid, and the availability and impact of Covid vaccinations in the areas and countries in which we operate. Investors are reminded that only the first quarter has been declared by the Board of Directors at this time. Future dividends for 2021 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized amount during the authorization period. Consequently, the Board of Directors may revise or terminate such share repurchase authorization in the future. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", filed with the SEC, available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice for U.S. Investors:

The terms “resources” and “Measured, Indicated and Inferred resources” are used in this news release. Investors are advised that the SEC does not recognize these terms and “resources” have not been prepared in accordance with Industry Guide 7. Newmont has determined that such “resources” would be substantively the same as those prepared using the Guidelines established by the Society of Mining, Metallurgy and Exploration (SME) and defined as “Mineral Resource”. Estimates of resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future reserves. Inferred Resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part or all of the Inferred Resource exists, or is economically or legally mineable. Investors are reminded that even if significant mineralization is discovered and converted to reserves, during the time necessary to ultimately move such mineralization to production the economic feasibility of production may change. US investors are encouraged to refer to the “Proven and Probable Reserve” tables contained herein for reserves prepared in compliance with the SEC’s Industry Guide 7 and “Mineralized Material” tables, available at www.newmont.com and included in the Company’s Form 10-K, filed on February 18, 2021, on www.sec.gov. Additional information on the Company’s resource estimates can be found at www.newmont.com/operations-and-projects/reserves-and-resources.

Contacts

Media Contact
Courtney Boone
303.837.5159
courtney.boone@newmont.com

Investor Contact
Eric Colby
303.837.5724
eric.colby@newmont.com